EXHIBIT 11

Independent Auditors' Consent

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement (No. 33-39020) of The 59 Wall Street Trust on behalf of The 59 Wall Street U.S. Treasury Money Fund and The 59 Wall Street Tax Exempt Money Fund (two of the series constituting The 59 Wall Street Trust) of our reports dated August 13, 1999 incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading, "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 28, 1999